Exhibit 10.29

AMENDMENT NO. 1 TO THE

CONTRACT BY AND BETWEEN

HAWAIIAN TELCOM COMMUNICATIONS INC. AND DATAPROSE, INC.

FOR BILL PRINTING AND MAILING

This Amendment No. 1 to the Contract for Bill Rendering, Printing and Mailing (the “Contract”) on or about October 15, 2005 concerning procurement of services for the printing and mailing of the Client’s phone bills. Is made and entered into this 1st day of February 2006 by and between Hawaiian Telcom Communications, Inc. (Client) and DataProse, Inc. (DataProse).

Article 1 of the Contract is amended to add the following:

Article 1

SCOPE OF PRODUCTION AGREEMENT

Additionally, DataProse agrees to provide Fulfillment Services on a monthly basis. Quantities are estimated at 15,000 per month with mail drops to be done daily. Client may modify specifications for a particular application under Section 7.0 by furnishing revised specification in writing to DataProse. If such modification changes the cost to DataProse then DataProse will provide revised pricing for Client approval. These products and services shall be provided in accordance with the terms and conditions set forth in Schedule 7.0 attached to this Amendment.

This Amendment may only be amended by written agreement executed by all parties hereto.

The Contract shall remain in full force and effect except to the extent it is modified by any Amendments. In the event there is a conflict between the Amendment and the Contract, the Amendment shall control. All Amendments and the Contract embody the entire agreement between the parties regarding the subject matter hereof. There are no oral understandings or agreements between the parties regarding the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

HAWAIIAN TELCOM		DATAPROSE, INC.

By:	/s/ Joan M. Kratz	By:	/s/ [Illegible]

Title:	Sr. V.P. Chief Marketing Officer	Title:	President

Date:	2/20/2006	Date:	2/22/2006